Exhibit 99.1

        SANGAMO BIOSCIENCES REPORTS 2005 SECOND QUARTER FINANCIAL RESULTS

    RICHMOND, Calif., July 19 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported financial results for the second quarter ended June 30, 2005. The consolidated net loss was $3.4 million, or $0.13 per share, as compared to a net loss of $3.3 million, or $0.13 per share, in the same period of 2004. As of June 30, 2005, the company had cash, cash equivalents, investments and interest receivable of $26.0 million.

    Revenues for the second quarter of 2005 were $418,000 as compared to second quarter 2004 revenues of $132,000. Second quarter 2005 revenues were from Sangamo's enabling technology research agreements, federal government research grants and human therapeutics collaborations.

    Total second quarter 2005 operating expenses were $3.9 million as compared to $3.5 million in the prior year period. Research and development expenses were $2.8 million for the three months ended June 30, 2005 as compared to $2.4 million for the second quarter of 2004. General and administrative expenses were $1.1 million for each of the three month periods ending June 30, 2005 and June 30, 2004.

    Net interest and other income for the second quarter of 2005 was $76,000 as compared to $135,000 in the comparable period of 2004.

    Recent Highlights

    -- Sangamo BioSciences announced the initiation of a Phase I clinical trial of a ZFP Therapeutic(TM), SB-509, for the treatment of diabetic neuropathy. Zinc finger DNA-binding protein transcription factor (ZFP TF(TM)), SB-509, is a novel therapeutic designed to protect and stimulate the regeneration of peripheral nerve function in diabetics suffering from peripheral neuropathy. The multi-center study is designed to evaluate clinical safety of SB-509 in diabetics with mild to moderate diabetic peripheral sensory motor neuropathy in the legs. The trial began in late April with the treatment of the first patient at the Diabetes and Glandular Disease Clinic in San Antonio, Texas. Currently, all four centers are open and screening patients. All of the patients participating will be given treatment in one leg and placebo in the other in a distribution that targets the major peripheral nerves in the legs and feet. Patient safety will be monitored throughout the study, and visits at one, two, three and six months will include neurological examination and electrophysiological testing. Approximately 12 patients will be treated and the trial is expected to take approximately 12 months to screen and enroll patients and 6 months for patient follow-up. Patients interested in participating in this trial should visit www.clinicaltrials.com or the Sangamo website at www.sangamo.com.

    -- Sangamo's partner Edwards Lifesciences announced the initiation of a Phase I clinical trial of a ZFP Therapeutic(TM), EW-A-401, for the treatment of critical limb ischemia. EW-A-401 encodes a ZFP TF that turns on the expression of all isoforms of the Vascular Endothelial Growth Factor A (VEGF-A). In preclinical animal models, the compound was shown to be effective in stimulating the growth of functionally normal blood vessels, increasing blood flow in ischemic limbs, and protecting ischemic tissue. The principal investigator on the trial is Brian Annex, M.D., Professor of Medicine and Director of Vascular Medicine at Duke University Medical Center in Durham, North Carolina. Designed as a multi-dose, dose-escalation study involving up to 16 patients with 12 months of follow-up, the trial primarily seeks to measure EW-A-401's safety in treating patients with critical limb ischemia, a severe form of peripheral artery disease (PAD) that can result in amputation and limb loss. In addition, investigators hope to obtain preliminary data on the therapy's effectiveness in improving patients' clinical status. EW-A-401 is also currently being tested at the National Institutes for Health for the treatment of intermittent claudication, an early symptom of PAD that results in leg muscle pain during exercise.

    -- Sangamo scientists published an article in Nature magazine describing the use of the Company's ZFP technology to correct genes in human cells. The data published in an article in the June 2, 2005 issue of Nature magazine demonstrate the use of the Company's ZFP technology to achieve highly efficient, permanent correction of a disease-causing gene in primary human cells and represent a significant advance in the ability to specifically and efficiently modify the human genome. The issue of Nature also featured a review of Sangamo's work written by Katherine A. High, M.D., who characterized the work as "a considerable step towards a successful genetic-engineering approach to treating human disease." Dr. High is a Howard Hughes Medical Institute Investigator, an attending Physician in the Hematology Division of The Children's Hospital of Philadelphia and the past President of the American Society of Gene Therapy
(ASGT). This work provides the scientific foundation for potential therapeutic approaches for a variety of genetic disorders, such as beta-thalassemia, sickle cell anemia, and Wiskott-Aldrich syndrome, and infectious diseases, such as HIV/AIDS.

    -- Sangamo scientists and their collaborators made presentations of data at several scientific and medical conferences. Preclinical data from programs in therapeutic gene regulation and gene modification and research data from Sangamo's enabling technology program were presented at the Annual Meetings of the American Society of Gene Therapy, the European Society for Animal Cell Technology, the Scientific Sessions of the American Diabetes Association and the International Society for Stem Cell Research.

    -- Steven Mento, Ph.D., was appointed to Sangamo's Board of Directors. Dr. Mento is the President and CEO of Conatus Pharmaceuticals Inc. He was formerly CEO of Idun Pharmaceuticals, a company that was recently acquired by Pfizer Inc. Dr. Mento has over 20 years of experience in research and development and senior business management functions in companies including Chiron Viagene, Inc. and Lederle-Praxis Biologicals, a business unit of American Cyanamid and has unique experience in gene therapy research and product development. At both Viagene and Idun, Dr. Mento was responsible for directing the companies' transition from basic research through late-stage clinical trials. Dr. Mento currently serves on several boards including Grannus BioSciences, BIO ECS and the advisory boards of several academic institutions.

    Six-Month Results
    For the six-month period ended June 30, 2005 the consolidated net loss was $6.9 million, or $0.27 per share, compared with a consolidated net loss of $6.2 million, or $0.25 per share, in the comparable period in 2004. Revenues for the first six months of 2005 were $674,000 as compared to $943,000 in the same period of 2004. Total expenses for the six months ended June 30, 2005 and 2004 were $7.7 million and $7.5 million, respectively.

    Conference Call and Webcast
    Sangamo will host a conference call today at 2:00 p.m. PDT, which will be open to the public via telephone and webcast. During the conference call, the company will review the financial results and discuss other business matters.

    The conference call dial-in numbers are 1-800-573-4840 for domestic callers and 1-617-224-4326 for international callers. The passcode for participants is 70233051. Participants may access the live webcast via a link on the Sangamo BioSciences website http://phx.corporate-ir.net/phoenix.zhtml?c=120938&p=irol-IRHome in the Investor Relations section under "Company Overview." For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 4:00 p.m. PDT on July 19, 2005 to 9:00 p.m. PDT on July 25, 2005. The conference call replay numbers for domestic and international callers are 888-286-8010 and 617-801-6888, respectively. The conference ID number for the replay is 79352214. The webcast will be available on the Sangamo website for two weeks after the call.

    About Sangamo BioSciences, Inc.
    Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development programs are currently in Phase I clinical trials for evaluation of safety in patients with peripheral artery disease and diabetic neuropathy. Other therapeutic development programs are focused on ischemic heart disease, congestive heart failure, cancer, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFNs) for therapeutic gene modification as a treatment for a variety of monogenic diseases, such as sickle cell anemia, and for infectious diseases, such as HIV. For more information about Sangamo, visit the company's web site at www.sangamo.com or www.expressinglife.com.

    This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo's ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

    SELECTED FINANCIAL DATA
    (in thousands, except per share data)
    (unaudited)

                                              Quarter Ended         Six months ended
                                                June 30,                 June 30,
                                         ----------------------  ----------------------
                                            2005        2004        2005       2004
                                         ----------  ----------  ----------  ----------
    Consolidated Statement of
    Operations Data:
    Total revenues                       $      418  $      132  $      674  $      943
    Operating expenses:
      Research and development                2,811       2,429       5,506       5,422
      General and administrative              1,063       1,100       2,204       2,097
        Total operating expenses              3,874       3,529       7,710       7,519
    Loss from operations                     (3,456)     (3,397)     (7,036)     (6,576)
    Interest and other income, net               76         135         103         372
    Net loss                             $   (3,380) $   (3,262) $   (6,933) $   (6,204)
    Basic and diluted net loss per
     common share                        $    (0.13) $    (0.13) $    (0.27) $    (0.25)
    Shares used in computing basic and
     diluted net loss per common share       25,391      25,128      25,364      25,052

                                           June 30, 2005   December 31, 2004
                                           -------------   -----------------
                                            (Unaudited)
    Condensed Balance Sheet Data:
    Cash, cash equivalents, investments,
     and interest receivable                   $  26,034           $  33,520
    Total assets                                  27,347              34,725
    Total stockholders' equity                    25,931              32,377

/CONTACT:  Elizabeth Wolffe, Ph.D. of Sangamo BioSciences, Inc.,
+1-510-970-6000, ext. 271, or ewolffe@sangamo.com, or media, Justin Jackson, +1-212-213-0006, or investors, John Cummings, +1-415-352-6262, both of Burns McClellan, Inc., for Sangamo BioSciences, Inc.//Web site: http://www.sangamo.com /